Exhibit 99.1

KNOLL

Knoll Inc. Appoints Christopher G. Kennedy to Board of Directors

EAST GREENVILLE, PA, November 12, 2014 Knoll, Inc, (NYSE:KNL), a leading manufacturer of branded furniture and textiles recognized for innovation and modern design, today announced the appointment of Christopher G. Kennedy to its Board of Directors.

Mr. Kennedy serves as Chairman of Joseph P. Kennedy Enterprises, Inc., which is the investment firm of the Kennedy Family; he is responsible for the development of the Kennedy Family's real estate holdings in Chicago known as Wolf Point. Mr. Kennedy also serves on the Board of Directors of Interface, Inc., a floor covering company, and is a member of the Audit and Governance Committees for Ariel Investments Mutual Fund.

Andrew B. Cogan, Knoll CEO, stated, "We are very pleased to welcome Chris to our Board, and expect to benefit from his experience as former President of Merchandise Mart Properties and his knowledge of the residential and commercial furniture markets in particular as we drive growth in the years ahead."

Mr. Kennedy is the Founder and Chairman of Top Box Foods, a Chicago-based non-profit, hunger-relief organization. He also serves as Chairman of the University of Illinois Board of Trustees. He is a member of the executive committee and chairs the Finance Committee for The Chicago Community Trust; and serves as the Treasurer of The Joseph P. Kennedy Jr. Foundation.

Mr. Kennedy holds a B.A. in political science from Boston College and a master's in management from the J.L. Kellogg Graduate School of Management of Northwestern University.

About Knoll
Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textiles, leathers and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Contacts
Investors: Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752

cspray@knoll.com

Media: David E. Bright
Senior Vice President, Communications
Tel 212 343-4135

dbright@knoll.com